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Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

Harbert Discovery Fund, LP
Harbert Discovery Co-Investment Fund I, LP
Harbert Discovery Fund GP, LLC

Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Fund Advisors, Inc.

Harbert Management Corporation

Jack Bryant

Kenan Lucas

Raymond Harbert

Fabian Blank

Peter J. Clemens, IV

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 17, 2019, Fabian Blank, one of Harbert Management Corporation, and its affiliated funds’ nominees, posted the following to LinkedIn:

Exhibit 1

Why and How Boards create Value (my nomination as Independent Director)

Published on December 17, 2019

I am excited to be nominated for election as an Independent Director at Enzo Biochem, Inc. (NYSE: ENZ) by its largest shareholder, Harbert Management Corporation, and its affiliated funds, at Enzo Biochem’s 2019 Annual Meeting of Shareholders which will be held on January 31, 2020.

As entrepreneur, advisor and investor –and long before accepting this nomination– I have been thinking about the following question: What does it take to grow a business and create value? Unfortunately, there is no downloadable plug-and-play answer, let alone a formula one could easily apply. While even successful entrepreneurs and experienced corporate leaders admit that luck does plays a role in stewarding a company to success, it is also known that luck takes a backseat to expertise or superior insights, coupled with attributes like passion, conviction, and relentless stamina – classic founder traits.

As ventures grow into fully fledged companies and both management and governance needs to mature, they need independent review and guidance in order to thrive. Constructive engagement with management, and a consistent reassessment of how and where improvements can be made is essential for successful growth. Leadership teams at the company need to assess the following questions: Are resources wisely deployed? Are the company’s existing capabilities adequate and sufficient to maintain appropriate growth? Is existing corporate policy sustainable in the long run, or does it need to be revisited? How sound is the underlying belief or business model?

This is where great Boards of Directors come in. They not only ensure discipline, rigor, and accountability (especially when investors’ money is being deployed); but also help the company thrive by asking the right questions, challenging the existing operational directives with an eye towards increased efficiency, and providing fresh perspectives. In my experience, great Boards integrate independent minds with relevant, complementary and diverse backgrounds. They engage with management and operational teams to address opportunities and challenges the organization is facing – all while representing shareholders’ interests.

With this in mind, I look forward to the opportunity to work cooperatively with the Board and management at Enzo Biochem. Fundamentally convinced about the its potential, my fellow board nominee Peter Clemens and I are committed to help get the company back on a path to value generation. Profitable growth is what Enzo Biochem is set up for, and what it has been struggling with for a while. We’re very excited to use this opportunity to contribute our motivated expertise and experience from various settings in US- and global healthcare space to help the Company succeed… and create value for both market contestants and shareholders alike.

More on this and the related proxy vote can be found at www.CureEnzo.com

#EnzoBiochem #CureEnzo

Important information about Participants in a Proxy Solicitation can be found here. (https://cureenzo.com/full-disclaimer/)

Published By

Fabian Blank

Healthcare/HealthTech: NED, Advisor, Investor

Excited to be nominated for election as an Independent Director at Enzo Biochem, Inc. by its largest shareholder, Harbert Management Corporation and its affiliated funds, together with Peter J. Clemens, IV. Very motivated and excited, committed to help create value. And in this context, sharing a few thoughts on Why and How Boards create Value. #EnzoBiochem #CureEnzo #growth #governance #value #healthcare

4 comments

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Tyler Tarr

Financial & Operational Consulting

Congrats Fabian! 3h

Like Reply |1 Like 1 Reply

Fabian Blank

Healthcare/HealthTech: NED, Advisor, Investor

Thx Tyler - let’s see how the AGM turns out. Already insightful to this very point...! 2h

Like Reply

Uwe Krönert

Good luck Fabian    8h

Like Reply | 1 Like 1 Reply

Fabian Blank

Healthcare/HealthTech: NED, Advisor, Investor

Thanks Uwe, very kind of you! 8h

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